Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Reports Successful Completion of Type B

Breakthrough Therapy Meeting with FDA on Firdapse Tablets Development Program

First meeting with FDA since receiving Breakthrough Therapy Designation for Firdapse

Anticipated Timeline for NDA Submission Remains on Track

CORAL GABLES, Fla., Jan. 6, 2014 — Catalyst Pharmaceutical Partners, Inc. (Catalyst) (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective, approved medicines targeting orphan neuromuscular and neurological diseases, today announced the successful completion of a Type B meeting with the U.S. Food and Drug Administration (FDA) about Firdapse™ tablets (Amifampridine), its lead product being evaluated for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS).

Catalyst provided FDA with an update on the development program for Firdapse, which received Breakthrough Therapy designation from the FDA in August 2013. The Company also confirmed with FDA the clinical, nonclinical, and chemistry and manufacturing controls requirements that FDA will require to approve a New Drug Application (NDA) for Firdapse.

“Catalyst remains committed to completing our late-stage clinical trial of Firdapse as expeditiously as possible and working with the FDA to provide a complete NDA filing,” said Patrick McEnany, President and CEO of Catalyst. “We believe that data obtained to date demonstrate the clinical value and benefit of Firdapse for LEMS patients, who today have no safe and effective, approved drug to treat their disease.”

This Type B meeting with the FDA was Catalyst’s first meeting as the sponsor of the IND for Firdapse. Catalyst will file rolling submissions of the NDA modules as completed in anticipation of receiving a priority review of its NDA for Firdapse.

The Company provided a briefing package to the FDA that described all completed, in-progress, and planned preclinical studies, clinical studies, and drug manufacturing activities. This package included summaries of 54 preclinical studies, six clinical studies, and information related to drug manufacturing (the clinical supplies and the to-be marketed commercial product). The FDA concurred that the Company’s completed, in-progress, and planned development activities represented a nearly complete package of information that would be needed for a complete NDA.

Catalyst also will submit data from additional in-vitro preclinical studies. Based on the discussions at this meeting and based on past communications and meetings with the FDA about Firdapse, all of these studies and remaining development activities constitute information needed to file a complete NDA and seek approval for Firdapse. The Company does not anticipate that these additional studies will impact the NDA filing timeline or materially add to its forecast of the aggregate development costs for Firdapse.

The Company and FDA also discussed the acceptability of the primary and secondary endpoints specified in the protocol for the ongoing Phase 3 trial. FDA requested a slight modification in the analyses to be conducted for the endpoints, which the Company believes will not require any changes in the data being collected or the number of patients needed to complete enrollment.

Update on Phase 3 Clinical Trial Status

The Company anticipates meeting previously disclosed timelines for submission and approval of an NDA for Firdapse for the treatment of LEMS.

In order to accelerate the enrollment in this clinical trial, over the last few months the Company has expanded the on-going clinical trial that was initiated by BioMarin Pharmaceutical, Inc. (Nasdaq: BMRN), to include many more sites internationally. The initiation of these clinical trial sites in numerous different countries has presented challenging logistical, contractual and regulatory issues that are nearing closure. These issues included site identification followed by numerous IRB/ethics committee filings, contracts, clinical trial applications, translations, IRB approvals, multilingual drug labeling, and other multinational issues.

There are currently 22 active sites with a sufficient number of already identified LEMS patients to complete enrollment of the trial, based on the screening, enrollment, and randomization success metrics achieved to date. As a result, the Company expects to complete screening and enrollment of the clinical trial during this quarter and to report top line data from the trial in the third quarter of this year.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and recently received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse will expedite the development and review of Firdapse by the FDA, whether FDA will give any NDA for 3,4-DAP priority review, or accept rolling submissions of the NDA modules as completed, whether the product will be found to be safe and effective, whether an NDA for Firdapse will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

#  #  #

Media/Investor Contacts Donna LaVoie or David Connolly LaVoie Group (617) 374-8800 dlavoie@lavoiegroup.com dconnolly@lavoiegroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com